Exhibit 3.1

ARTICLES SUPPLEMENTARY

OF

SMARTSTOP SELF STORAGE REIT, INC.

Series A Convertible Preferred Stock

SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 5.1 of Article V of the charter of the Corporation (the “Charter”) authorizes the issuance of 700,000,000 shares of the Corporation’s common stock, $0.001 par value per share (“Common Stock”), of which 350,000,000 shares of Common Stock are designated as Class A Common Stock (“Class A Common Stock”) and 350,000,000 shares of Common Stock are designated as Class T Common Stock (“Class T Common Stock”), and 200,000,000 shares of the Corporation’s preferred stock, $0.001 par value per share (“Preferred Stock”).  Sections 5.3 and 5.4 of Article V of the Charter expressly authorize the board of directors of the Corporation (the “Board of Directors”) to classify any unissued shares of Preferred Stock into one or more classes or series of Stock.

SECOND: Under the power contained in Sections 5.3 and 5.4 of Article V of the Charter, by duly adopted resolutions, the Board classified and designated 200,000 authorized but unissued shares of Preferred Stock as the “Series A Convertible Preferred Stock” and fixed the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of such Series A Convertible Preferred Stock. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

THIRD: Subject in all cases to the provisions of Article V of the Charter, the Series A Convertible Preferred Stock shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption:

(1)Designation and Number. There shall be a series of Preferred Stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock is 200,000.

(2)Rank. The Series A Preferred Stock will, with respect to dividends and distribution rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to the Common Stock and, subject to the voting rights in Section 7 below, to any other class or series of equity securities of the Corporation now or hereafter issued and outstanding (collectively, the “Junior Securities”).

(3)Dividends.

(a)Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share of Series A Preferred Stock at the Dividend Rate.  Such dividends shall accrue on each outstanding share of Series A Preferred Stock on a daily basis, whether or not declared, and be cumulative from the first date on which each such share of Series A Preferred Stock is issued (the “Original Issue Date”), and shall be payable in arrears for the prior calendar quarter on or before the 15th day of March, June, September and December of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend

Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Dividend Payment Date.  Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated.  Dividends will be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.  Accrued but unpaid dividends and distributions on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d)Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, no dividends (other than in Junior Securities) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon any shares of Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Corporation (except (i) by conversion into or exchange for other shares of Junior Securities, (ii) by redemption, purchase or other acquisition of Common Stock or such Junior Securities made for purposes of an incentive, benefit, share redemption program or share purchase plan of the Corporation or any of its direct or indirect subsidiaries, (iii) for transfers, redemptions or purchases made pursuant to the provisions of Article VI of the Charter and (iv) as otherwise required to preserve the Corporation’s REIT qualification).

(e)When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be declared and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.

(f)Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.  Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(4)Liquidation Preference.

(a)Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (referred to herein as a “Liquidation”), the holders of the Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, in cash or property at its fair market value as determined by the Board of Directors, in an amount, for each outstanding share of Series A Preferred Stock equal to the greater of (i) the Liquidation Amount (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Series A Preferred Stock), plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that would have been payable had each share of Series A Preferred Stock been converted into Common Stock pursuant to Section 6(a) hereof immediately prior to such Liquidation, in the event such share of Series A Preferred Stock is convertible pursuant to Section 6(a) at the time of such Liquidation (clauses (i) and (ii), collectively, the “Liquidation Preference”), in each case before any distribution or payment is made to holders of Common Stock of any class or any Junior Securities as to the distribution of assets upon a Liquidation but subject to the preferential rights of holders of any class or series of equity securities of the Corporation ranking senior to the Series A Preferred Stock as to the distribution of assets upon a Liquidation. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(b)In the event that, upon any Liquidation of the Corporation, the available assets of the Corporation are insufficient to pay the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of Series A Preferred Stock and all other such equity securities of the Corporation ranking on a parity with Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions per share to which they would otherwise be respectively entitled.

(c)For purposes of this Section 4, neither the voluntary sale, lease, exchange, transfer or conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, nor the merger or consolidation or any other business combination of the Corporation with or into any other entity or the merger or consolidation of any other entity into or with the Corporation or a statutory share exchange by the Corporation, shall be deemed to be a Liquidation. Upon a Change of Control, if the outstanding shares of Series A Preferred Stock are not redeemed, repurchased or converted as provided in Section 5 or 6 hereof, then the Corporation will cause any acquirer of the Corporation to assume the obligations set forth herein and be subject to the terms and conditions set forth herein. Notwithstanding the foregoing, if such assumption is not permitted by law, the Corporation shall take any actions under its control necessary to cause the acquirer to issue securities of the acquirer with substantially similar contractual rights as those contained herein (including the inclusion of a provision in the relevant merger or consolidation agreement requiring the acquirer to issue securities of the acquirer with substantially similar contractual rights as those contained herein).

(d)In determining whether a distribution (other than upon voluntary or involuntary Liquidation), by dividend, redemption or other acquisition of shares of equity securities of the

Corporation or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock shall not be added to the Corporation’s total liabilities.

(e)Written notice of any Liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series A Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.

(5)Redemption and Repurchase.

(a)Subject to Sections 5(b), 5(c) and 5(d) below and except as otherwise required to preserve the Corporation’s REIT qualification, the Series A Preferred Stock may not be redeemed on or prior to the Fifth Anniversary Date.  At any date following the Fifth Anniversary Date, the Corporation may redeem the Series A Preferred Stock for cash, in whole or in part at the option of the Corporation, at a price per share equal to the Redemption Price, plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Preferred Stock (whether or not accumulated or authorized and declared) up to the Redemption Date.  If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation shall determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis (as nearly as practicable without creating any fractional shares), by lot or in such other manner as determined by the Corporation to be fair and equitable to holders of Series A Preferred Stock.

(b)Upon an Initial Listing, the Corporation may redeem, at the option of the Corporation, any or all of the outstanding shares of Series A Preferred Stock for cash in an amount per share equal to the greater of (such greater amount, the “Listing Redemption Price”) (i) the Listing Value and (ii) the Redemption Price, plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Preferred Stock (whether or not accumulated or authorized and declared) up to the date of Initial Listing.

(c)Upon a Change of Control, the Corporation may redeem, at the option of the Corporation, any or all of the outstanding shares of Series A Preferred Stock for cash in an amount per share equal to the greater of (such greater amount, the “CoC Redemption Price”) (i) the Transaction Value and (ii) the Redemption Price, plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Preferred Stock (whether or not accumulated or authorized and declared) up to the Redemption Date.

(d)If, at any time while any shares of Series A Preferred Stock are outstanding, the Corporation determines, upon advice of tax counsel (the “REIT Non-Compliance Determination”), that (i) it no longer meets the requirements for qualification and taxation as a REIT under the Code (“REIT Non-Compliance”), (ii) such REIT Non-Compliance was not caused by the holder of the Series A Preferred Stock, (iii) such REIT Non-Compliance is not subject to the de minimis exception under Section 856(c)(7)(B) of the Code, and (iv) it does not expect to be able to cure such REIT Non-Compliance retroactively though relief based on reasonable cause and not willful neglect under Section 856(c)(6) or Section 856(c)(7)(A) of the Code, under Section 9100 of the Code, or as otherwise permitted under the Code (provided that, if the Corporation expects, but is unable to, effect such cure within a reasonable period of time, this subsection (iv) shall not apply and the following repurchase right shall become effective), the holders of Series A Preferred Stock shall have the right to require the Corporation to repurchase any or all of the outstanding shares of Series A Preferred Stock for cash at a price per share equal to the Redemption Price, plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Preferred Stock (whether or not accumulated or authorized and declared) up to the Redemption Date.

(e)Notwithstanding anything to the contrary contained herein: (i) absent an exemption therefrom pursuant to Section 6.1.7 of the Charter, shares of Stock (including Common Stock and Series A Preferred Stock) Beneficially Owned or Constructively Owned (each as defined in the Charter) by a stockholder (or any other Person) in excess of the Aggregate Stock Ownership Limit or other ownership limitations set forth in Article VI of the Charter shall be subject to the provisions of Article VI of the Charter (including with respect to any notice to any such stockholder or other Person) and (ii) except as otherwise provided herein, the redemption and repurchase provisions of the Series A Preferred Stock do not in any way limit the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, Series A Preferred Stock at such price or prices per share as the Corporation may determine, subject to the provisions of the Charter and applicable law.

(f)If the Corporation has provided notice of its election to redeem shares of Series A Preferred Stock pursuant to Section 5(b) or 5(c) (each, a “Redemption Notice”), the holders of the Series A Preferred Stock may not deliver a Conversion Notice (as defined below) with respect to the shares of Series A Preferred Stock subject to the Redemption Notice until such time as such Redemption Notice is withdrawn or otherwise terminated. If a holder of Series A Preferred Stock has provided a Conversion Notice to the Corporation, the Corporation may not deliver a Redemption Notice with respect to the shares of Series A Preferred Stock subject to the Conversion Notice until such time as such Conversion Notice is withdrawn or otherwise terminated.  For the avoidance of doubt, the holders of Series A Preferred Stock will have a Conversion Right (as defined below) up to and including any Redemption Date in connection with any redemption or repurchase pursuant to Section 5(a) or 5(d), provided that the Series A Preferred Stock is convertible under Section 6(a) at the time of such Redemption Date.

(g)If the Corporation elects to effect a redemption pursuant to Section 5(a), the Corporation shall provide a notice of redemption to each holder of Series A Preferred Stock (the “Notice of Optional Redemption”).  The Notice of Optional Redemption shall be mailed by the Corporation, postage prepaid, not less than 15 Business Days prior to the Redemption Date, addressed to the respective holders of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Corporation. Each Notice of Optional Redemption shall state: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates representing such Series A Preferred Stock, if issued, are to be surrendered for payment of the Redemption Price; and (v) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate on such Redemption Date. No failure to give a Notice of Optional Redemption or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to a holder to whom the Notice of Optional Redemption was defective or not given.

(h)If the Corporation elects to effect a redemption pursuant to Section 5(b), the Corporation shall provide a notice of redemption to each holder of Series A Preferred Stock (the “Notice of Listing Redemption”).  The Notice of Listing Redemption shall be mailed by the Corporation, postage prepaid, not less than 15 Business Days prior to the anticipated date of an

Initial Listing (which Initial Listing shall occur on or prior to the Redemption Date), addressed to the respective holders of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Corporation. Each Notice of Listing Redemption shall state: (i) the anticipated date of Initial Listing; (ii) the Redemption Date; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the estimated Listing Value, if available; (v) the Redemption Price; (vi) the estimated Listing Redemption Price, if available; (vii) the place or places where certificates representing such Series A Preferred Stock, if issued, are to be surrendered for payment of the Redemption Price; and (viii) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate once redeemed. No failure to give a Notice of Listing Redemption or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to a holder to whom notice was defective or not given. The Corporation may, at any time after delivery of the Notice of Listing Redemption and prior to an Initial Listing, terminate such offer of redemption; provided, that absent the Corporation’s termination, no delay in the date of Initial Listing up to and including six months after the anticipated date of Initial Listing set forth in the Notice of Listing Redemption shall affect the validity of such notice or the proceedings for redemption of any shares of Series A Preferred Stock pursuant to such Initial Listing; provided, further, that in the event of any such delay, the Corporation shall provide an updated Notice of Listing Redemption to each holder of Series A Preferred Stock at least five (5) Business Days prior to the anticipated date of Initial Listing stating the date of Initial Listing and the Redemption Date.

(i)If the Corporation elects to effect a redemption pursuant to Section 5(c), the Corporation shall provide a notice of redemption to each holder of Series A Preferred Stock (the “Notice of CoC Redemption”).  The Notice of CoC Redemption shall be mailed by the Corporation, postage prepaid, not less than 15 Business Days prior to the anticipated closing date of the Change of Control, which shall be the Redemption Date, addressed to the respective holders of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Corporation. Each Notice of CoC Redemption shall state: (i) the Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the Transaction Value; (iv) the Redemption Price; (v) the CoC Redemption Price; (vi) the place or places where certificates, if any, representing such Series A Preferred Stock, if issued, are to be surrendered for payment of the CoC Redemption Price; and (vii) that distributions on the Series A Preferred Stock to be redeemed will cease to accumulate on such Redemption Date. No failure to give a Notice of CoC Redemption or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to a holder to whom notice was defective or not given.

(j)Pursuant to the repurchase of shares of Series A Preferred Stock pursuant to Section 5(d), the Corporation shall provide notice to each holder of Series A Preferred Stock (the “REIT Non-Compliance Notice”). The REIT Non-Compliance Notice shall be mailed by the Corporation, postage prepaid, within five (5) Business Days of the REIT Non-Compliance Determination addressed to the respective holders of the Series A Preferred Stock at their respective addresses as they appear on the books of the Corporation. The REIT Non-Compliance Notice shall state: (i) the circumstances of the REIT Non-Compliance; (ii) the Redemption Price; (iii) the place or places where certificates, if any, representing such Series A Preferred Stock, if issued, are to be surrendered for payment of the Redemption Price; and (iv) that distributions on the Series A Preferred Stock to be repurchased will cease to accumulate on the Redemption Date.  A holder of the Series A Preferred Stock shall provide notice of its intention to require the Corporation to repurchase the shares of Series A Preferred Stock within 60 Business Days of its receipt of the REIT Non-Compliance Notice (the “REIT Repurchase Notice”). The Redemption

Date for any repurchase by the Corporation pursuant to Section 5(d) shall take place 10 Business Days after the date of the REIT Repurchase Notice. The REIT Repurchase Notice shall be mailed, postage prepaid, to the Corporation’s principal office c/o the Secretary and must state: (i) the number of shares of Series A Preferred Stock to be repurchased by the Corporation; and (ii) that the Series A Preferred Stock is to be repurchased pursuant to Section 5(d) hereof.  No failure to give a REIT Repurchase Notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the repurchase of any shares of Series A Preferred Stock except as to a holder to whom notice was defective or not given.

(k)On or after a Redemption Date, each holder of Series A Preferred Stock to be redeemed or repurchased must present and surrender the certificates (or an affidavit of loss and indemnity reasonably satisfactory to the Corporation), to the extent such shares are certificated, representing the Series A Preferred Stock to the Corporation to be redeemed or repurchased, as applicable, at the place designated in the notice from the Corporation referenced in (g), (h), (i) or (j) above, as the case may be, and thereupon the Redemption Price for such shares of Series A Preferred Stock (and an amount equal to all accrued and unpaid dividends and distributions (whether or not accumulated or authorized and declared) up to but excluding the Redemption Date) will be paid to or on the order of such holder by wire transfer pursuant to wire instructions provided by such holder and each surrendered certificate, if any, will be canceled. If the shares of Series A Preferred Stock to be redeemed or repurchased are certificated, then in the event that fewer than all the shares of Series A Preferred Stock are to be redeemed or repurchased, a new certificate will be issued representing the unredeemed and unrepurchased shares of Series A Preferred Stock.

(l)Except as provided in the next sentence, from and after a Redemption Date, all distributions on the Series A Preferred Stock subject to such redemption or repurchase will cease to accumulate and all rights of the holders thereof, except the right to receive the Redemption Price thereof (and an amount equal to all accrued and unpaid dividends and distributions (whether or not accumulated or authorized and declared) up to but excluding the Redemption Date), will cease and terminate and such Series A Preferred Stock shall not be deemed to be outstanding for any purpose whatsoever. In the event that the Corporation defaults in the payment of the Redemption Price for any shares of Series A Preferred Stock surrendered for redemption or repurchase pursuant to Section 5, such Series A Preferred Stock shall continue to be deemed to be outstanding for all purposes (including, but not limited to, accrual of dividends on a daily basis without interruption) and to be owned by the respective holders, and the Corporation shall promptly return any surrendered certificates representing such Series A Preferred Stock to such holders (although the failure of the Corporation to return any such certificates to such holders shall in no way affect the ownership of such Series A Preferred Stock by such holders or their rights thereunder)(and the holders of the Series A Preferred Stock that was not redeemed or repurchased shall have no other remedy against the Corporation).

(m)At its election, the Corporation, prior to a Redemption Date, may irrevocably deposit the full redemption amount or repurchase amount, as applicable, for the Series A Preferred Stock to be redeemed or repurchased pursuant to this Section 5 in trust for the holders of Series A Preferred Stock with a bank or trust company, in which case the Corporation shall send a notice to the holders of shares of Series A Preferred Stock to be redeemed or repurchased which shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption amount or repurchase amount, as applicable, and (C) require the holder of shares of Series A Preferred Stock to be redeemed or repurchased, on or after the Redemption Date, to surrender the certificates, if any, representing such shares of Series A Preferred Stock (or an affidavit of loss and indemnity reasonably satisfactory to the

Corporation) at such place fixed in the notice of redemption or REIT Repurchase Notice against payment of the redemption amount or repurchase amount. Any monies so deposited which remain unclaimed at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

(n)If a Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Stock that surrenders its shares on such Redemption Date shall be entitled to an amount equal to the dividends accruing after the end of the dividend period to which such Dividend Payment Date relates, up to the Redemption Date.

(6)Conversion Rights. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in Article VI of the Charter and in this Section 6.

(a)Subject to the Corporation’s rights under Sections 5(b) and (c), upon the earlier of (i) 180 days after an Initial Listing and (ii) the Second Anniversary Date, at the option of the holder of Series A Preferred Stock, such holder shall have the right to convert (the “Conversion Right”) any or all of the holder’s shares of Series A Preferred Stock into the number of fully paid and non-assessable shares of Class A Common Stock prior to a Listing (or the class of shares of Common Stock approved for Listing into which the Class A Common Stock is converted under Section 5.2.5 of Article V of the Charter after the Listing) obtained by dividing the Liquidation Amount, plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared), by the Conversion Price and multiplying the quotient obtained therefrom by the number of shares of Series A Preferred Stock to be converted.

(b)A holder of Series A Preferred Stock desiring to exercise its Conversion Right must deliver, on or before the close of business on the Conversion Date, the certificates, if any, representing the Series A Preferred Stock to be converted, duly endorsed for transfer (or an affidavit of loss and indemnity reasonably satisfactory to the Corporation), together with a written conversion notice (the “Conversion Notice”) in the form approved by the Corporation, duly completed, to the Corporation by certified mail postage prepaid to the Corporation’s principal office c/o the Secretary. The Conversion Notice must state: (i) the Conversion Date; provided, however, that the Conversion Date must be a Business Day and may not be less than five (5) nor more than 15 days after the date the Conversion Notice is delivered to the Corporation, unless such Conversion Notice is delivered following receipt of a notice of redemption pursuant to Section 5(a) or a REIT Non-Compliance Notice, in which case the Conversion Date must only be a Business Day and not more than 15 days after the date the Conversion Notice is delivered to the Corporation; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the Series A Preferred Stock is to be converted pursuant to the applicable provisions hereof.

(c)Any conversion pursuant to this Section 6 shall be effective as of the close of business on the Conversion Date. To the extent that any shares of Series A Preferred Stock to be converted pursuant to this Section 6 are certificated, if fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the shares that have not been converted.

(d)Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Stock will be entitled to exercise a Conversion Right if (i) to the extent that receipt of such Class A Common Stock or Common Stock would cause such holder (or any other Person) to violate the applicable restrictions on ownership and transfer in Article VI of the Charter, unless the Corporation provides an exemption from the applicable limitation to such holder (or other Person) pursuant to Article VI of the Charter; (ii) in the opinion of counsel for the Corporation, the Corporation would no longer qualify as a REIT or its status as a REIT may be compromised as a result of such conversion; or (iii) such conversion would, in the opinion of counsel for the Corporation, constitute a violation of applicable securities laws. Notwithstanding the foregoing, upon the exercise of the Conversion Right by a holder of Series A Preferred Stock in accordance with Section 6 hereof, the Corporation will use reasonable best efforts to prevent the occurrence of any event described in this Section 6(d)(i)-(iii).

(e)The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized and unissued Class A Common Stock or other class of Common Stock if a conversion under Section 5.2.5 of Article V of the Charter occurs, as the case may be, solely for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Class A Common Stock or such other class of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock not theretofore converted into Class A Common Stock or Common Stock.

(f)The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes required to be paid under applicable law in respect of the issue or delivery of Class A Common Stock or other class of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The converting holder of the Series A Preferred Stock shall pay any documentary stamp or similar issue or transfer taxes required to be paid under applicable law in respect of the issue or delivery of Class A Common Stock or other class of Common Stock on conversion of Series A Preferred Stock pursuant hereto in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the reasonable satisfaction of the Corporation that such tax or duty has been paid.

(7)Voting Rights.

(a)Notwithstanding anything to the contrary contained in the Charter or Maryland law, except as set forth below in this Section 7, the holders of the Series A Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders (except for such notices as may be expressly required by law).

(b)If, at any time, full cumulative distributions on the Series A Preferred Stock shall not have been paid (whether or not declared) for four or more quarterly dividend periods (a “Preferred Distribution Default”), whether or not the quarterly dividend periods are consecutive, the holders of Series A Preferred Stock and holders of any other class or series of Preferred Stock ranking on parity to the Series A Preferred Stock as to dividends and upon Liquidation and upon which like voting rights have been conferred and are exercisable, and with which the holders of the Series A Preferred Stock are entitled to vote together as a single class (voting together as a single class), will be entitled to vote together with the holders of Class A Common

Stock as a single class on all matters submitted to a vote of the stockholders of the Corporation upon which holders of Class A Common Stock are entitled to vote, whether at a meeting of stockholders or by written consent, with each such holder being entitled to cast a number of votes equal to the number of shares of Class A Common Stock or other class of Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock, until all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods have been paid in full.

(c)So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the prior affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series A Preferred Stock voting separately as a class):

(i)amend or modify the Charter or bylaws of the Corporation in a manner that adversely affects the rights, preferences or privileges of the holders of Series A Preferred Stock (including any such amendment effected by reason of or in connection with any merger or consolidation involving the Corporation);

(ii)amend or modify the terms of the Series A Preferred Stock (whether by merger, consolidation or otherwise);

(iii)increase the number of shares of Series A Preferred Stock classified hereunder or authorize the issuance of any shares of Series A Preferred Stock other than the shares of Series A Preferred Stock issued pursuant to the Preferred Stock Purchase Agreement, dated October 29, 2019, by and between the Corporation and Extra Space Storage LP (the “Purchase Agreement”);

(iv)classify, reclassify, create, authorize or issue any shares of Preferred Stock or other equity securities ranking senior to or on parity with the Series A Preferred Stock with respect to dividends and distribution rights or rights upon liquidation, dissolution or winding up;

(v)pay any dividends on any capital stock of the Corporation, other than dividends payable on the Series A Preferred Stock, dividends payable in shares of Common Stock or other Junior Securities in connection with an Initial Listing, and regular cash dividends on the Common Stock, or on other Junior Securities issued in the future, on a basis consistent with past practice or as otherwise required to preserve the Corporation’s qualification as a REIT;

(vi)redeem, acquire, purchase or otherwise retire for value (except for (A) repurchases of shares of any class of Common Stock issued under the Corporation’s stock incentive programs in the ordinary course upon termination of employment and to the extent permitted by the terms of the indebtedness of the Corporation and its subsidiaries, (B) repurchases of Common Stock under the Corporation’s share redemption program, (C) repurchases of Common Stock pursuant to a self-tender offer in connection with a Listing, or (D) as otherwise required to preserve the Corporation’s qualification as a REIT) any shares of capital stock of the Corporation (other than shares of Series A Preferred Stock as contemplated herein);

(vii)exceed a leverage ratio of 60% loan-to-value ratio, calculated as of any date, as the ratio of (A) the aggregate sum of the then-outstanding principal amount of, accrued and unpaid interest on, and any other payment obligations arising under, all indebtedness for borrowed money of the Corporation and its subsidiaries, offset by all cash and cash equivalents of the Corporation and its subsidiaries, to (B) the reasonable fair market value of the Corporation’s real estate portfolio at such date;

(viii)enter into any transaction with the individual serving as the Executive Chairman of the Corporation as of the date of the Purchase Agreement, or any entities in which such person has a controlling interest (for the avoidance of doubt, the Corporation, Strategic Storage Trust IV, Inc., Strategic Storage Growth Trust II, Inc. and any future similarly situated  self storage real estate program sponsored by the Corporation shall be excluded from this provision);

(ix)effect any merger, consolidation or other business combination with an entity whose assets acquired are not at least 80% self-storage related investments and contracts based on the reasonable fair market value of such assets; or

(x)enter into any line of business other than self-storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the Corporation’s revenues for its last fiscal year;

provided, however, that nothing set forth in this Section 7(c) shall prohibit the Corporation from issuing shares of special voting stock without the prior affirmative vote or consent of the holders of the shares of Series A Preferred Stock outstanding at the time to the holders (the “Class A-1 Unitholders”) of Class A-1 Units (the “Class A-1 Units”) of SmartStop OP, L.P., a Delaware limited partnership (the “Operating Partnership”), for the purpose of allowing the Class A-1 Unitholders to cast the number of votes that such holders would be entitled to cast if such Class A-1 Unitholders’ Class A-1 Units had been exchanged for shares of Class A Common Stock in accordance with their terms pursuant to the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, as such agreement may be amended from time to time.

(d)In connection with clause (c)(i) above, so long as the Series A Preferred Stock remains outstanding with terms thereof materially unchanged, taking into account that, upon the occurrence of such merger or consolidation, the Corporation may not be the surviving entity and the surviving entity may not be a corporation, the occurrence of such merger or consolidation shall not be deemed to adversely affect such rights, preferences or privileges of the Series A Preferred Stock and, in such case, such holders shall not have voting rights with respect to the occurrence of such merger or consolidation. In addition, if the holders of the Series A Preferred Stock receive (i) the full amount payable to such holders of Series A Preferred Stock pursuant to a Liquidation in connection with such merger or consolidation, or (ii) the CoC Redemption Price pursuant to a redemption by the Corporation provided for in Section 5(c) above, then such holders shall not have any voting rights with respect to such merger or consolidation.  Notwithstanding the foregoing, holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to (i) any increase in the total number of authorized shares of Common Stock or Preferred Stock, (ii) any increase in the number of authorized shares of any other class or series of capital stock of the Corporation, or (iii) the creation or issuance of any other class or series of capital stock of the Corporation; provided that, in each case referred to in clause (i) through (iii) above, such capital stock ranks as Junior Securities.

(e)So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series A Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock, and the holders of any other classes or series of stock of the Corporation shall not be entitled to vote on any such amendment, alteration or repeal.  Any such amendment, alteration or repeal shall require the affirmative vote or consent of a majority of the outstanding shares of Series A Preferred Stock.

(8)Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, and any Series A Preferred Stock are outstanding, the Corporation will provide to all holders of Series A Preferred Stock that appear in the record books of the Corporation, copies of the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto. The Corporation will provide such information to the holders of Series A Preferred Stock within the applicable Exchange Act due dates.

(9)Status of Acquired Shares. In the event any shares of Series A Preferred Stock have been redeemed or repurchased by the Corporation pursuant to Section 5 hereof or converted pursuant to Section 6 hereof, or otherwise reacquired by the Corporation, the shares so redeemed, repurchased, converted or reacquired shall become authorized but unissued shares of Preferred Stock without further designation as to class or series, available for future classification or reclassification by the Board of Directors and issuance by the Corporation.

(10)Transfers Restrictions; Legend. The holders of the Series A Preferred Stock are at all times subject to the provisions contained in Article VI of the Charter. Any certificate representing shares of the Series A Preferred Stock shall bear any legend required by the Charter or bylaws of the Corporation, any legend required by Maryland law, any legend as required by the “blue sky” laws of any state, and a restrictive legend in substantially the following form until such time as they are not required:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THESE SECURITIES ARE ALSO SUBJECT TO THE RESTRICTIONS SET FORTH IN (I) THE SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, DATED OCTOBER 29, 2019, BY AND AMONG SMARTSTOP SELF STORAGE REIT, INC. AND EXTRA

SPACE STORAGE LP, AND (II) THE CHARTER OF SMARTSTOP SELF STORAGE REIT, INC., INCLUDING THE ARTICLES SUPPLEMENTARY OF SMARTSTOP SELF STORAGE REIT, INC. DATED AS OF OCTOBER 29, 2019 AND FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND.

(11)Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

(12)No Preemptive Rights. No holder of the Series A Preferred Stock will, as a holder of the Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation (whether now or hereafter authorized).

(13)Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series A Preferred Stock provided for herein shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the stock transfer records of the Corporation. Unless otherwise provided herein or required by law, any requirements set forth herein for public announcements or publications by the Corporation may be satisfied if the subject matter thereof is contained in (a) a document filed by the Corporation with, or furnished by the Corporation to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission’s EDGAR system (or any successor system thereto) or (b) a press release submitted by the Corporation for publication to Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).

(14)Severability. If any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption or repurchase of the Series A Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption or repurchase of the Series A Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption or repurchase of the Series A Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption or repurchase of the Series A Preferred Stock.

(15)Definitions. Capitalized terms used herein shall have the meanings set forth below or otherwise defined herein, which definitions shall apply only to the Series A Preferred Stock and shall not affect the definition of such terms as used or as otherwise defined with respect to other classes or series of Preferred Stock or elsewhere in the Charter. Capitalized terms not defined herein, shall have the meaning set forth elsewhere in the Charter.

“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Corporation (including by way of any reorganization, merger, consolidation or other similar transaction) or (ii) a direct or indirect acquisition of beneficial ownership of voting securities of the Corporation by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), pursuant to which the stockholders of the Corporation immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the total economic interests or total voting power of all securities of beneficial interest of the Corporation entitled to vote generally.

“Code” means the United State Internal Revenue Code of 1986, as amended.

“Conversion Date” means the date the holder proposes to convert the Series A Preferred Stock.

“Conversion Price” shall initially be equal to $10.66, subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase in the number of shares of Class A Common Stock or the number of shares of the class of Common Stock issuable upon conversion of the Series A Preferred Stock.

“Dividend Rate” means a rate of 6.25% per annum of the Liquidation Amount (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Series A Preferred Stock); provided, however, if the Series A Preferred Stock has not been redeemed or repurchased in full on or prior to the Fifth Anniversary Date, such Dividend Rate shall increase at the rate of 0.75% per annum of the Liquidation Amount for the initial year after the Fifth Anniversary Date, and shall increase an additional 0.75% per annum of the Liquidation Amount each year thereafter to a maximum of 9.0% per annum of the Liquidation Amount until the tenth anniversary of the First Issuance Date, at which time the Dividend Rate shall increase 0.75% per annum of the Liquidation Amount each year thereafter until the Series A Preferred Stock is redeemed or repurchased in full.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fifth Anniversary Date” means the fifth anniversary of the First Issuance Date.

“First Issuance Date” means the date that the first share of Series A Preferred Stock is issued pursuant to the Purchase Agreement.

“Initial Listing” means the first day shares of any class of Common Stock are Listed.

“Initial Listing Price” means the (i) offering price per share of the class of Common Stock approved for Listing if the Initial Listing is in connection with an underwritten public offering or (ii) the opening price per share of the class of Common Stock on the Initial Listing if the Initial Listing is not in connection with an underwritten public offering.

“Liquidation Amount” means $1,000.00 per share of Series A Preferred Stock.

“Liquidation Premium” means, upon an Initial Listing or Change of Control and in accordance with the time lapsed since the First Issuance Date, the Liquidation Amount (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Series A Preferred Stock) multiplied by:

Anniversary of First Issuance Date	Premium
First Issuance Date – 1st Anniversary	10%
1st Anniversary – 2nd Anniversary	8%
2nd Anniversary – 3rd Anniversary	6%
3rd Anniversary – 4th Anniversary	4%
4th Anniversary – 5th Anniversary	2%
5th Anniversary – thereafter	0%

“Listed” means shares of Common Stock are approved for trading on any securities exchange registered as a national securities exchange under Section 6 of the Exchange Act.  The term “Listing” shall have the correlative meaning.

“Listing Value” means the value per share of cash a holder or holders of Series A Preferred Stock would receive upon an Initial Listing had such holder or holders, immediately prior to such Initial Listing, converted such shares of Series A Preferred Stock into shares of the class of Common Stock issuable upon conversion of the Series A Preferred Stock and sold such shares of Common Stock at the Initial Listing Price.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.

“Redemption Date” means the date of redemption or repurchase for the Series A Preferred Stock being redeemed or repurchased, as applicable.

“Redemption Price” means the Liquidation Amount (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Series A Preferred Stock); provided that, in the event of an Initial Listing or Change of Control only, the Redemption Price shall be the sum of the Liquidation Amount (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Series A Preferred Stock) and the applicable Liquidation Premium.

“REIT” means an entity electing to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code.

“Second Anniversary Date” means the second anniversary of the First Issuance Date.

“Transaction Value” means the value per share of cash and other property, if any, a holder or holders of Series A Preferred Stock would receive upon a Change of Control had such holder or holders, immediately prior to such Change of Control, converted such shares of Series A Preferred Stock into shares of the class of Common Stock issuable upon conversion of the

Series A Preferred Stock. The value of any property other than cash shall be determined by the Board of Directors based on the imputed value of the Common Stock in the Change of Control transaction, acting in good faith on the basis of such information as it considers, in its reasonable judgment, appropriate.

FOURTH:The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

FIFTH:These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH:The undersigned officer acknowledges the foregoing Articles Supplementary to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, SmartStop Self Storage REIT, Inc. has caused the foregoing Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 29th day of October, 2019.

ATTEST:		SmartStop Self Storage REIT, Inc.

By:	/s/ Nicholas M. Look	By:	/s/ Michael S. McClure
	Nicholas M. Look		Michael S. McClure
	Secretary		Chief Executive Officer

17